Exhibit 99.1

News Release                                                   [GRAPHIC OMITTED]
FOR IMMEDIATE RELEASE

  Judy Blake                                                 Donna Taylor
  Hughes Network Systems                                     Brodeur
  (301) 601-7330                                             (202) 775-2650
  jblake@hns.com                                             dtaylor@brodeur.com
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                 HUGHES Completes Board of Director Appointments

                Three Independent Members Selected from Telecom,
                       Entertainment and Financial Sectors

     Germantown, Md., June 22, 2006--Hughes Communications, Inc. (HUGHES), the global leader in broadband satellite network solutions and services, today announced that it has appointed three independent executives to complete its eight member Board of Directors. Stephen Clark, venture partner with Intersouth Partners, Gene Gabbard, private investor and Lawrence J. Ruisi, advisory consultant, assume their positions immediately.

     "Collectively our new Board members possess a wealth of telecommunications, entertainment and financial industry experience that will undoubtedly prove beneficial as we expand our broadband solutions and service offerings in all market sectors globally," said Pradman Kaul, CEO of Hughes.

     Mr. Stephen Clark has more than 30 years of general management experience in high growth companies in the telecommunications, technology and manufacturing sectors. Most recently, he served as Chairman and CEO of SpectraSite Communications which was sold to American Tower Corp. in August 2005.

     Mr. Gene Gabbard is a private investor who has a long and successful track record in the telecom industry. A former executive vice president and chief financial officer of MCI Communications Corporation, Mr. Gabbard also served as chairman of the board and CEO of Telecom*USA. He was one of the original founders and president of Digital Communications Corp., a Maryland start-up that eventually became Hughes Network Systems, and holds numerous patents in the field of digital communications.

     Mr. Lawrence Ruisi is the former president and CEO of LOEWS Cineplex Entertainment Group. While at LOEWS he was responsible for the strategic direction of the company, as well as theatre operations, marketing, financial management and investor relations. Mr.Ruisi has over 20 years experience as a senior executive in the entertainment industry, including Sony, Columbia and Tristar Pictures.

     The new appointees join the incumbent Hughes Board members, namely Andrew Africk, Aaron Stone and Michael Weiner of Apollo Management, Jeffrey Leddy of Sky Terra and Pradman Kaul.

     About Hughes Communications, Inc.

     Hughes Communications, Inc. (OTCBB:HGCM) is the 100 percent owner of Hughes Network Systems, LLC. Hughes is the global leader in providing broadband satellite networks and services for enterprises, governments, small businesses, and consumers. HughesNet encompasses all broadband solutions and managed services from Hughes, bridging the best of satellite and terrestrial technologies. Its broadband satellite products are based on the IPoS (IP over Satellite) global standard, approved by the TIA, ETSI, and ITU standards organizations. To date, Hughes has shipped more than one million systems to customers in over 100 countries.

     Headquartered outside Washington, D.C., in Germantown, Maryland, USA, Hughes maintains sales and support offices worldwide. For more information, please visit www.hughes.com.

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     (C)2006 Hughes Communications, Inc. All Rights Reserved. HUGHES, HUGHESNET,
     and IPOS are trademarks of Hughes Network Systems, LLC.